Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190725

Prospectus

6,310,055 Shares

Class A Common Stock

We are registering the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 6,310,055 shares of our Class A common stock, of which 6,306,520 shares of our Class A common stock are issuable upon the exchange of an equivalent number of Series A LLC Units of PBF Energy Company LLC and 3,535 shares of our Class A common stock are currently held by certain of the selling stockholders as a result of such exchange.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or in a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our Class A common stock is listed on The New York Stock Exchange under the symbol “PBF”. The last reported sale price of our Class A common stock on The New York Stock Exchange on January 15, 2014 was $27.87 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to buy our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 16, 2014

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale or solicitation is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares pursuant to this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all financial data presented or incorporated by reference in this prospectus reflects the consolidated business and operations of PBF Energy Inc. and its consolidated subsidiaries, and has been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may from time to time sell the shares of Class A common stock covered by this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. This prospectus incorporates by reference important information. You should read this prospectus and the information incorporated by reference before deciding to invest in shares of our Class A common stock. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov, and at our website at http://www.pbfenergy.com. Information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless we specifically so designate and file with the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 28, 2013;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the SEC on May 9, 2013, August 8, 2013 and November 7, 2013, respectively;

•

Our current reports on Form 8-K, filed with the SEC on January 2, 2013, February 1, 2013, February 22, 2013, April 15, 2013, May 15, 2013, May 16, 2013 (including Exhibit 99.1 thereto), May 22, 2013 (including Exhibit 99.1 thereto), June 11, 2013 (including Exhibit 99.1 thereto), July 1, 2013, September 12, 2013 (including Exhibit 99.1 thereto), January 6, 2014 (including Exhibit 99.1 thereto) and January 8, 2014 (including Exhibit 99.2 thereto);

•	The description of our Class A common stock, which is contained in Item 1 of our registration statement on Form 8-A filed with the SEC on December 13, 2012; and

•	Our definitive proxy statement on Schedule 14A for our 2013 annual meeting of stockholders, filed with the SEC on March 29, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to us at the following address: PBF Energy Inc., One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, Attn: Secretary, or telephoning us at (973) 455-7500.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein include industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, we have not independently verified such third party information. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus and the documents incorporated by reference herein.

This prospectus and the documents incorporated by reference herein contains certain information regarding refinery complexity as measured by the Nelson Complexity Index, which is calculated on an annual basis by data from the Oil and Gas Journal. Certain data presented in this prospectus and the documents incorporated by reference herein is from the Oil and Gas Journal Report dated December 3, 2012.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make in this prospectus or the documents incorporated herein by reference relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends and the information referred to under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus and/or the documents incorporated by reference into this prospectus are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and/or the documents incorporated by reference into this prospectus. All such forward-looking statements and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	supply, demand, prices and other market conditions for our products;

•	the effects of competition in our markets;

•	changes in currency exchange rates, interest rates and capital costs;

•	adverse developments in our relationship with both our key employees and unionized employees;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) and generate earnings and cash flow;

•	our substantial indebtedness;

•	our supply and inventory intermediation arrangements expose us to counterparty credit and performance risk;

•

termination of our inventory intermediation agreements with J. Aron could have a material adverse effect on our liquidity, as we would be required to finance our refined products inventory covered by the agreements. Additionally, we are obligated to repurchase from J. Aron all volumes of products located at the Paulsboro and Delaware City refineries’ storage tanks upon termination of these agreements;

•	restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

•	payments to the holders of PBF LLC Series A Units and PBF LLC Series B Units under our tax receivable agreement for certain tax benefits we may claim;

•

our assumptions regarding payments arising under the tax receivable agreement and other arrangements relating to our organizational structure are subject to change due to various factors, including, among other factors, the timing of exchanges of PBF LLC Series A Units for shares of our Class A common stock as contemplated by the tax receivable agreement, the price of our Class A common stock at the time of such exchanges, the extent to which such exchanges are taxable, and the amount and timing of our income;

•	our expectations and timing with respect to our acquisition activity and whether any announced acquisitions are accretive or dilutive to shareholders;

•

our expectations with respect to our capital improvement projects including the development and expansion of our Delaware City crude unloading facility and status of an air permit to transfer crude to Paulsboro;

•	the impact of disruptions to crude or feedstock supply to any of our refineries, including disruptions due to problems with third party logistics infrastructure;

•	the possibility that we might reduce or not make further dividend payments;

•	the impact of current and future laws, rulings and governmental regulations, including any change by the federal government in the restrictions on exporting U.S. crude oil;

•	adverse impacts from changes in our regulatory environment or actions taken by environmental interest groups;

•	the costs of being a public company, including Sarbanes-Oxley Act of 2002 compliance;

•

any decisions we make with respect to our energy-related logistical assets that could qualify for an MLP structure, including future opportunities that we may determine present greater potential value to stockholders than the planned MLP initial public offering;

•	the timing and structure of the planned MLP initial public offering may change;

•	unanticipated developments may delay or negatively impact the planned MLP initial public offering;

•	receipt of regulatory approvals and compliance with contractual obligations required in connection with the planned MLP initial public offering;

•	the impact of the planned MLP initial public offering on our relationships with our employees, customers and vendors and our credit rating and cost of funds; and

•

the possibility that the interests of our financial sponsors (funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve) will conflict with ours.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in such forward-looking statements may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements in this prospectus or the documents incorporated herein by reference speak only as of the date on which they are made. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

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THE COMPANY

In this prospectus, unless the context otherwise requires, references to the “Company,” “we,” “our,” “us” or “PBF” refer to PBF Energy Inc., or PBF Energy, and, in each case, unless the context otherwise requires, its consolidated subsidiaries, including PBF Energy Company LLC, or PBF LLC, PBF Holding Company LLC, PBF Investments LLC, Toledo Refining Company LLC, Paulsboro Refining Company LLC, or Paulsboro Refining, Delaware City Refining Company LLC and PBF Logistics L.P.

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets, which we acquired in 2010 and 2011.

We are a holding company and our primary asset is an equity interest in PBF LLC. We are the sole managing member of PBF LLC and operate and control all of the business and affairs and consolidate the financial results of PBF LLC and its subsidiaries. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business.

We are a Delaware corporation incorporated on November 7, 2011 with our principal executive offices located at One Sylvan Way, Second Floor, Parsippany, NJ 07054 and our telephone number is (973) 455-7500. Our website address is http://www.pbfenergy.com. The information contained on our website or that is or becomes accessible through our website neither constitutes part of this prospectus nor is incorporated by reference into this prospectus.

RISK FACTORS

You should consider the specific risks described in our most recent Annual Report on Form 10-K filed with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. If any selling stockholders offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the applicable prospectus supplement. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sales of shares of Class A common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our Class A common stock, but we will bear the costs associated with this registration in accordance with the registration rights agreement. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Class A common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated bylaws, see “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws in their entirety.

Authorized Capitalization

Our authorized capital stock consists of 1,000,000,000 shares of our Class A common stock, par value $0.001 per share, 1,000,000 shares of Class B common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Voting Rights. Holders of shares of our Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Subject to the rights of the holders of any preferred stock that may be outstanding and any contractual or statutory restrictions, holders of our Class A common stock are entitled to receive equally and ratably, share for share dividends as may be declared by our board of directors out of funds legally available to pay dividends. Dividends upon our Class A common stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the board of directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property, or for any proper purpose, and the board of directors may modify or abolish any such reserve.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of our Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

Voting Rights. Holders of shares of Class B common stock are entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each PBF LLC Series A Unit beneficially owned by such holder. Accordingly, the members of PBF LLC other than PBF Energy collectively have a number of votes in PBF Energy that is equal to the aggregate number of PBF LLC Series A Units that they hold. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PBF Energy.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•

the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company, or upon any distribution of assets of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;

•	the voting rights, if any, of the holders of the series; and

•	such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as our Class A common stock is listed on the NYSE, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved Class A common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our Class A common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

No Cumulative Voting

The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called at any time only by the chairman of the board of directors, the chief executive officer or the board of directors or Blackstone and First Reserve, for so long as Blackstone or First Reserve, in its individual capacity as the party calling the meeting, continues to beneficially own at least 25% of the total voting power of all the then outstanding shares of our capital stock.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent after the date on which Blackstone and First Reserve collectively cease to beneficially own at least a majority in voting power of all shares entitled to vote generally in the election of our directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors (or a committee of the board of directors), or Blackstone or First Reserve so long as certain ownership thresholds are met in accordance with the terms of our certificate of incorporation and bylaws. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (but subject to the terms of the stockholders agreement). In addition, our bylaws provide that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (but subject to the terms of the stockholders agreement).

Delaware Anti-takeover Statute

We have opted out of Section 203 of the DGCL. However, in the event that Blackstone and First Reserve collectively cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL.

Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Supermajority Provisions

Our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation and requires a 75% supermajority vote for the stockholders to amend any provision of our bylaws after the date Blackstone and First Reserve collectively cease to beneficially own a majority of all of the outstanding shares of our capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the directors’ and officers’ liability insurance policy. In the indemnification agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Corporate Opportunity

Neither Blackstone nor First Reserve have any obligation to offer us an opportunity to participate in business opportunities presented to Blackstone or First Reserve even if the opportunity is one that we might reasonably have pursued, and neither Blackstone or First Reserve will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is our director or officer, such business opportunity is expressly offered to such director or officer solely in his or her capacity as our officer or director. Stockholders are deemed to have notice of and consented to this provision of our certificate of incorporation.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of fiduciary duty; (c) any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim against us that is governed by the internal affairs doctrine. However, several lawsuits involving other companies are currently pending challenging the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could rule that such provision is inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

New York Stock Exchange Listing

Our Class A common stock is traded on the NYSE under the symbol “PBF.”

SELLING STOCKHOLDERS

The following table sets forth information as of January 15, 2014 by each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of January 15, 2014. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Each of the selling stockholders, other than Thomas D. O’Malley, Jr., is a current or former employee or director of the Company. Except as described herein and in the documents incorporated by reference herein, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our securities.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as otherwise indicated, the business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

As of January 15, 2014, there were 54,665,473 shares of our Class A common stock outstanding.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)			Number of Shares of Class A Common Stock Being Offered(3)	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number	%	Combined Voting Power(2)		Number	%	Combined Voting Power(2)
Thomas D. O’Malley(4)	3,793,065	6.5%	3.9%	3,603,065	190,000	*	*
Thomas J. Nimbley(5)	712,500	1.3%	*	675,000	—	—	—
Matthew C. Lucey(6)	79,198	*	*	69,198	—	—	—
Michael D. Gayda(7)	196,538	*	*	186,538	—	—	—
Donald F. Lucey(8)	198,166	*	*	188,166	—	—	—
Jeffrey Dill(9)	71,814	*	*	66,814	—	—	—
Spencer Abraham(10)	11,595	*	*	7,151	4,444	*	*
Jefferson F. Allen(11)	187,412	*	*	182,968	4,444	*	*
Dennis Houston(12)	40,874	*	*	29,763	19,444	*	*
David Alvarez(13)	7,478	*	*	7,478	—	—	—
John Barone(14)	33,168	*	*	36,500	—	—	—
Earle Biddle(15)	1,667	*	*	2,500	—	—	—
Mary Birmingham(16)	6,250	*	*	5,000	—	—	—
Michael Capone(17)	9,375	*	*	7,500	—	—	—
Heather Chelpaty(18)	8,125	*	*	5,000	—	—	—
Jeff Coleman(16)	6,250	*	*	5,000	—	—	—
Karen Davis(19)	60,898	*	*	64,231	—	—	—
Paul Davis(20)	15,833	*	*	25,000	—	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)			Number of Shares of Class A Common Stock Being Offered(3)	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number	%	Combined Voting Power(2)		Number	%	Combined Voting Power(2)
Patricia Doman(21)	20,957	*	*	20,957	—	—	—
Joni Eisenmann(22)	34,769	*	*	34,769	—	—	—
Susan Falcone(15)	1,667	*	*	2,500	—	—	—
Barbara Feather(23)	7,500	*	*	7,500	—	—	—
James Fedena(24)	53,000	*	*	48,000	—	—	—
Robert Foti(25)	4,583	*	*	5,000	—	—	—
Thomas Gramata(26)	11,250	*	*	7,500	—	—	—
Michael Gudgeon(27)	3,542	*	*	2,500	—	—	—
David Hogan(28)	5,208	*	*	10,000	—	—	—
Robert Horbiak(29)	8,191	*	*	6,941	—	—	—
Wendy HoTai(30)	26,750	*	*	25,500	—	—	—
David Huffman(31)	19,500	*	*	19,500	—	—	—
Daniel Ingram(25)	4,583	*	*	5,000	—	—	—
Kenneth Isom(32)	110,961	*	*	110,961	—	—	—
Edward Jacoby(33)	90,429	*	*	90,429	—	—	—
William Kane	—	*	*	1,667	—	—	—
Michael Karlovich(28)	5,208	*	*	10,000	—	—	—
Robert Kasprzak(34)	2,292	*	*	2,500	—	—	—
Patricia Kennedy(35)	3,333	*	*	5,000	—	—	—
Alan King(35)	3,333	*	*	5,000	—	—	—
Steven Krynski(36)	8,816	*	*	6,941	—	—	—
John Launchi(37)	37,223	*	*	35,348	—	—	—
Richard Loew(38)	21,289	*	*	17,539	—	—	—
John Luke(39)	98,206	*	*	101,539	—	—	—
Chuck Mack(40)	8,750	*	*	7,500	—	—	—
Chris McCormick(41)	5,625	*	*	5,000	—	—	—
Richard Miller(42)	2,917	*	*	2,500	—	—	—
Kevin Moran(43)	3,958	*	*	5,000	—	—	—
Thomas Moroni(15)	1,667	*	*	2,500	—	—	—
Carette Nelson(44)	1,531	*	*	2,364	—	—	—
Joseph Niedecken(17)	9,375	*	*	7,500	—	—	—
Thomas D. O’Malley, Jr.(45)	101,627	*	*	101,627	—	—	—
Todd O’Malley(46)	77,143	*	*	88,809	—	—	—
Paul Oswald(15)	1,667	*	*	2,500	—	—	—
Jack Parsil(47)	1,594	*	*	1,594	—	—	—
Thomas Rice(25)	4,583	*	*	10,000	—	—	—
Narda Rivera(48)	2,000	*	*	2,000	—	—	—
Barbara Roehl(49)	5,000	*	*	5,000	—	—	—
Neal Sahni(43)	3,958	*	*	5,000	—	—	—
Yvonne Schappell(16)	6,250	*	*	5,000	—	—	—
Paul Schneeweis(42)	2,917	*	*	2,500	—	—	—
Marc Schomerus(17)	9,375	*	*	7,500	—	—	—
James Sciarini(49)	5,000	*	*	5,000	—	—	—
Herman Seedorf(50)	92,917	*	*	95,000	—	—	—
Robert Sittmann(40)	8,750	*	*	7,500	—	—	—
Matthew Sloane(51)	833	*	*	833	—	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)			Number of Shares of Class A Common Stock Being Offered(3)	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number	%	Combined Voting Power(2)		Number	%	Combined Voting Power(2)
Elizabeth Smith(52)	3,750	*	*	19,167	—	—	—
Mark Smith(42)	2,917	*	*	2,500	—	—	—
Gary Sulkowski(15)	1,667	*	*	2,500	—	—	—
Arthur Warden(53)	8,125	*	*	7,500	—	—	—
Vickie Wittie-Davis(16)	6,250	*	*	5,000	—	—	—
Clark Wrigley(54)	74,250	*	*	70,500	—	—	—
David Yamaki(16)	6,250	*	*	5,000	—	—	—
James Yates(55)	36,198	*	*	36,198	—	—	—
Erik Young(56)	28,333	*	*	40,000	—	—	—

*	Represents less than 1%.
(1)	Subject to the terms of the exchange agreement, PBF LLC Series A Units are exchangeable at any time and from time to time for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. The holders of PBF LLC Series B Units, consisting of certain of the selling stockholders, may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A common stock issuable upon exchange of the PBF LLC Series A Units. Each holder of PBF LLC Series A Units also holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. As a holder exchanges PBF LLC Series A Units for shares of our Class A common stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. See “Certain Relationships and Related Transactions—IPO Related Agreements” in our 2013 Proxy Statement.
(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of PBF Energy voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). The holders of PBF LLC Series A Units hold all of the shares of our Class B common stock. Each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by it, to one vote for each PBF LLC Series A Unit held by it. Percentage amount assumes the exchange by such person of PBF LLC Series A Units for shares of Class A common stock and no exchange by any other person.
(3)	The number of shares of Class A common stock being offered consists of (a) the number of shares of Class A common stock beneficially owned prior to the offering and (b) an aggregate of 151,664 shares of Class A common stock issuable upon exchange of PBF LLC Series A Units that can be acquired upon exercise of options for PBF LLC Series A Units exercisable after 60 days of the date of this prospectus, but excludes 165,000 shares of Class A common stock held directly by certain of the selling stockholders and 224,582 shares of Class A common stock issuable under the 2012 Equity Incentive Plan.
(4)

The number of shares of Class A common stock beneficially owned prior to this offering consists of (a) 150,000 shares of our Class A common stock held directly by Mr. O’Malley, (b) 40,000 restricted shares of Class A common stock which vest in four equal annual installments beginning on February 20, 2014, (c) 2,971,800 PBF LLC Series A Units held directly by Mr. O’Malley, (d) 500,000 PBF LLC Series A Units held by entities in which Mr. O’Malley holds a controlling interest, and (e) 131,265 PBF LLC Series A Units held by Horse Island Partners, of which Mr. O’Malley is the Managing Member. In addition, does not include 350,000 PBF LLC Series B Units beneficially owned by Mr. O’Malley. For this table, the calculation of the percentage amount of shares of Class A common stock beneficially owned by Mr. O’Malley prior to this offering assumes the exchange by Mr. O’Malley of PBF LLC Series A Units for shares of Class A common stock, and excludes the shares of Class A common stock issuable upon exchange of PBF LLC Series A Units by Blackstone, First Reserve and the selling stockholders other than Mr. O’Malley.
(5)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 675,000 PBF LLC Series A Units and an aggregate of 37,500 shares of Class A common stock that can be acquired within 60 days upon exercise of outstanding options. In addition, does not include 160,000 PBF LLC Series B Units beneficially owned by Mr. Nimbley. For this table, the calculation of the percentage amount of shares of Class A common stock beneficially owned by Mr. Nimbley prior to this offering assumes the exchange by Mr. Nimbley of PBF LLC Series A Units for shares of Class A common stock, and excludes the shares of Class A common stock issuable upon exchange of PBF LLC Series A Units by Blackstone, First Reserve and the selling stockholders other than Mr. Nimbley.
(6)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 59,198 PBF LLC Series A Units and an aggregate of 10,000 PBF LLC Series A Units and 10,000 shares of Class A common stock that can be acquired within 60 days upon exercise of outstanding options. In addition, does not include 60,000 PBF LLC Series B Units beneficially owned by Mr. M. Lucey.
(7)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 136,538 PBF LLC Series A Units and an aggregate of 50,000 PBF LLC Series A Units and 10,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants and options. In addition, does not include 160,000 PBF LLC Series B Units beneficially owned by Mr. Gayda.
(8)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 188,166 PBF LLC Series A Units and an aggregate of 10,000 shares of Class A common stock that can be acquired within 60 days upon exercise of outstanding options. In addition, does not include 160,000 PBF LLC Series B Units beneficially owned by Mr. D. Lucey.
(9)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 36,814 PBF LLC Series A Units and an aggregate of 30,000 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding options. In addition, does not include 60,000 PBF LLC Series B Units beneficially owned by Mr. Dill.
(10)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 7,151 restricted PBF LLC Series A Units which vest in three equal annual installments beginning on August 1, 2013 and 4,444 restricted shares of Class A common stock which vest in four equal annual installments beginning on August 1, 2014.
(11)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 175,000 PBF LLC Series A Units, 7,968 restricted PBF LLC Series A Units which vest in three equal annual installments beginning on August 1, 2013 and 4,444 restricted shares of Class A common stock which vest in four equal annual installments beginning on August 1, 2014.
(12)	The number of shares of Class A common stock beneficially owned prior to this offering consists of (a) 15,000 shares of our Class A common stock held directly by Mr. Houston, (b) 5,128 PBF LLC Series A units, (c) 7,968 restricted PBF LLC Series A Units which vest in three equal annual installments beginning on August 1, 2013, (d) 8,334 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding options and (e) 4,444 restricted shares of Class A common stock which vest in four equal annual installments beginning on August 1, 2014.
(13)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 4,978 PBF LLC Series A Units and an aggregate of 2,500 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(14)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 3,000 PBF LLC Series A Units and an aggregate of 25,168 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.

(15)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 1,667 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(16)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 5,000 PBF LLC Series A Units and 1,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(17)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 7,500 PBF LLC Series A Units and 1,875 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(18)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 5,000 PBF LLC Series A Units and 3,125 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(19)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 21,231 PBF LLC Series A Units and an aggregate of 34,667 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(20)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 8,333 PBF LLC Series A Units and 7,500 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(21)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 18,957 PBF LLC Series A Units and an aggregate of 2,000 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(22)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 34,769 PBF LLC Series A Units.
(23)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 7,500 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(24)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 8,500 PBF LLC Series A Units and an aggregate of 39,500 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(25)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 3,333 PBF LLC Series A Units and 1,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(26)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 7,500 PBF LLC Series A Units and 3,750 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(27)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 1,667 PBF LLC Series A Units and 1,875 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(28)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 3,333 PBF LLC Series A Units and 1,875 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(29)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 1,941 shares of Class A common stock, obtained upon the exchange of the same number of PBF LLC Series A Units, and an aggregate of 5,000 PBF LLC Series A Units and 1,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(30)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 14,200 PBF LLC Series A Units and an aggregate of 11,300 PBF LLC Series A Units and 1,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.

(31)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 3,300 PBF LLC Series A Units and an aggregate of 16,200 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(32)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 50,461 PBF LLC Series A Units and an aggregate of 60,500 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(33)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 55,429 PBF LLC Series A Units and an aggregate of 35,000 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(34)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 1,667 PBF LLC Series A Units and 625 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(35)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 3,333 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(36)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 1,941 PBF LLC Series A Units and an aggregate of 5,000 PBF LLC Series A Units and 1,875 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(37)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 20,348 PBF LLC Series A Units and an aggregate of 15,000 PBF LLC Series A Units and 1,875 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(38)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 1,739 PBF LLC Series A Units and an aggregate of 15,800 PBF LLC Series A Units and 3,750 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(39)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 48,539 PBF LLC Series A Units and an aggregate of 44,667 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(40)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 7,500 PBF LLC Series A Units and 1,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(41)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 5,000 PBF LLC Series A Units and 625 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(42)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 1,667 PBF LLC Series A Units and 1,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(43)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 3,333 PBF LLC Series A Units and 625 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(44)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 698 PBF LLC Series A Units and an aggregate of 833 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(45)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 101,627 PBF LLC Series A Units.
(46)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 48,810 PBF LLC Series A Units and an aggregate of 23,333 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.

(47)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 1,594 shares of Class A common stock, obtained upon the exchange of the same number of PBF LLC Series A Units.
(48)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 2,000 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(49)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 5,000 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(50)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 20,000 PBF LLC Series A Units and an aggregate of 66,667 PBF LLC Series A Units and 6,250 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(51)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 833 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(52)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 3,750 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(53)	The number of shares of Class A common stock beneficially owned prior to this offering consists of an aggregate of 7,500 PBF LLC Series A Units and 625 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(54)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 21,000 PBF LLC Series A Units and an aggregate of 49,500 PBF LLC Series A Units and 3,750 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(55)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 10,000 PBF LLC Series A Units and an aggregate of 26,198 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants or options.
(56)	The number of shares of Class A common stock beneficially owned prior to this offering consists of 5,500 PBF LLC Series A Units and an aggregate of 17,833 PBF LLC Series A Units and 5,000 shares of Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants or options.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of our Class A common stock in connection with this offering. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders but will bear the costs associated with this registration statement in accordance with the terms of the registration rights agreement.

For a description of the material relationships between us and the selling stockholders, see the information set forth under “Certain Relationships and Related Transactions” in our 2013 Proxy Statement.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences, as of the date hereof, of the purchase, ownership and sale or exchange of our Class A common stock by a non-U.S. holder. This summary deals only with Class A common stock that is purchased in this offering and is held as a capital asset by a non-U.S. holder.

Except as modified for United States federal estate tax purposes (as described below), a “non-U.S. holder” means a beneficial owner of our Class A common stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States if one or more United States persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, and has a valid election in effect under applicable United States Treasury regulations to continue to be treated as a United States person.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in our Class A common stock, you should consult your own tax advisor.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with other United States federal taxes (such as gift taxes or the Medicare tax on investment income) or foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. Further, this discussion does not describe all of the United States federal income tax consequences that may be relevant to holders subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes (or investors in such entities);

•	United States expatriates or certain long-term residents of the United States;

•	tax-exempt entities;

•	controlled foreign corporations;

•	passive foreign investment companies; or

•	persons subject to the alternative minimum tax.

If you are considering an investment in our Class A common stock, you should consult your own tax advisor concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and sale or exchange of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

The following summary assumes that a non-U.S. holder will structure its ownership of Class A common stock so as to avoid the withholding taxes that otherwise would be imposed under the legislation as described below under “—Additional Withholding Requirements.”

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States are not subject to the withholding tax, provided such non-U.S. holder provides proper documentation, such as an applicable Internal Revenue Service (“IRS”) Form W-8 or an appropriate substitute form. Instead, unless an applicable income tax treaty provides otherwise, such dividends are subject to United States federal income tax on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or a lower applicable income tax treaty rate) of its effectively connected earnings and profits attributable to such dividends, subject to adjustments.

A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty for dividends generally will be required (a) to complete IRS Form W-8BEN (or an appropriate substitute form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale or Exchange of Our Class A Common Stock

Any gain realized on the sale or exchange of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at some time during the shorter of (a) the five-year period preceding the sale or exchange or (b) the non-U.S. holder’s holding period for the Class A common stock in question (such shorter period, the “Applicable Period”).

Unless an applicable income tax treaty provides otherwise, a non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale or exchange in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is a foreign corporation described in the first bullet point immediately above may also be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its effectively connected earnings and profits attributable to such gain, subject to adjustments.

Unless an applicable income tax treaty provides otherwise, an individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale or exchange, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Although the matter is not free from doubt, we believe we currently are not a “United States real property holding corporation” for United States federal income tax purposes. The determination of whether we become a “United States real property holding corporation” in the future will depend on the value of our assets treated as “real property” for this purpose relative to the value of all our assets, and such values are subject to fluctuations. If we are or become a “United States real property holding corporation,” so long as our Class A common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the Applicable Period) more than 5% of our Class A common stock will be subject to United States federal income tax on the sale or exchange of our Class A common stock. Such a non-U.S. holder generally will be subject to tax on any gain in the same manner as a non-U.S. holder whose gain is effectively connected income, except that such gain should not be included in effectively connected earnings and profits for purposes of the branch profits tax.

Federal Estate Tax

Class A common stock held or treated as held by an individual who, at the time of death, is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with dividend payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale or exchange of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s United States federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Legislation was enacted in 2010 that will materially change the requirements for obtaining an exemption from United States federal withholding tax and impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. In general, and depending on the specific facts and circumstances, the failure to comply with certain certification, information reporting and other specified requirements will result in a 30% withholding tax being imposed on “withholdable payments” to such institutions and entities, including payments of dividends and proceeds from the sale or exchange of our Class A common stock. The legislation generally applies to payments made after December 31, 2012, although Treasury Regulations and additional guidance from the IRS provide that withholding obligations with respect to payments of dividends will not begin until July 1, 2014, and that withholding obligations with respect to gross proceeds from the sale or exchange of common stock will not begin until January 1, 2017. Each prospective investor should consult its tax advisor regarding this legislation and the potential implications of this legislation on its investment in our Class A common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of our Class A common stock on the NYSE.

The selling stockholders may use any one or more of the following methods from time to time when disposing of shares:

•	on the NYSE or any exchange or market on which shares of the Company’s Class A common stock are listed or quoted;

•	in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

In connection with the sale of our shares, the selling stockholders may sell the shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders, broker-dealers or agents that participate in the sale of the Class A common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may have liability as underwriters under the Securities Act.

The aggregate proceeds to each selling stockholder from the sale of our Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from an offering by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to activities of certain of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file an amendment to this prospectus or a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the number of shares being offered;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commission or concessions allowed or re-allowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In the ordinary course of business, certain of the underwriters, broker-dealers or agents and their affiliates who may become involved in the sale of the Class A common stock may be customers and/or suppliers of, engage in transactions with, and perform services for, us.

In connection with our initial public offering, we entered into a registration rights agreement with, among others, the selling stockholders pursuant to which we granted them and their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock delivered in exchange for PBF LLC Series A Units beneficially owned by them. Securities registered under any such registration statement will be available for sale in the open market unless restrictions apply. We are filing this registration statement pursuant to our obligations under the registration rights agreement and have agreed to keep the registration statement of which this prospectus forms a part effective until the date on which the selling stockholders have sold all of the shares. Under the registration rights agreement, we are required to pay all the fees and expenses incurred by us incident to the registration of the shares, except for underwriting discounts and commissions, fees and disbursements for counsel for any selling stockholder and certain other expenses, all of which will be borne by the selling stockholders. We have agreed to indemnify the selling stockholders and their respective underwriters, officers, directors, trustees, employees, agents and controlling person, against specified liabilities, including liabilities under the federal securities laws. The selling stockholders have agreed, severally and not jointly, to indemnify us, our directors, certain officers and controlling persons, against specified liabilities arising from information provided by the selling stockholders for use in this prospectus, including liabilities under the federal securities laws.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

The combined and consolidated financial statements of PBF Energy Inc. and subsidiaries (combined and consolidated with PBF Energy Company LLC and subsidiaries), incorporated in this prospectus by reference from PBF Energy Inc.’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Paulsboro Refining Business as of December 16, 2010 and for the period from January 1, 2010 through December 16, 2010 appearing in PBF Energy Inc’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in PBF Energy Inc’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of our Class A common stock described in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our Class A common stock, you should refer to the registration statement and to its exhibits and schedules and the documents incorporated by reference into this prospectus. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement.

You may read and copy any document we file at the SEC’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov, and at our website at http://www.pbfenergy.com. Information on our website does not constitute a part of this prospectus.

6,310,055 Shares

PBF ENERGY INC.

Class A Common Stock